B-50 INDEMNITY AGREEMENT

       This B-50 INDEMNITY AGREEMENT, dated as of the 27th day of September, 2004, is hereby entered into by and between XFORMITY, INC., a Texas corporation ("XFM"); and XML - GLOBAL TECHNOLOGIES, INC., a Colorado corporation ("XML"). XFM and XML are hereinafter sometimes referred to herein individually as a "party" and collectively as the "parties".

W I T N E S S E T H

       WHEREAS, XFM and XML are parties to that certain Agreement and Plan of Merger dated August 13, 2004 (the "Merger Agreement" or the "Agreement") (all initial capitalized terms used herein have the meaning assigned to them in the Merger Agreement unless otherwise defined herein); and

       WHEREAS, pursuant to the terms of the Merger Agreement, XFM has agreed to execute and deliver this B-50 Indemnity Agreement.

       NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinbelow set forth, the parties agree as follows:

       1.       In consideration of the mutual covenants and agreements of the parties contained in the Merger Agreement, the receipt and sufficiency whereof are hereby acknowledged, XFM, for itself, its officers, directors, shareholders, agents, representatives, successors and assigns (hereafter collectively the "Indemnitors") hereby agree to defend, indemnify and hold harmless XML, together with its officers, directors, shareholders, agents, representatives, successors and assigns (hereafter collectively the "Indemnitees") from and against any and all claims, debts, liabilities, obligations and damages of whatsoever kind or description, known or unknown, direct or indirect, at law or in equity, whether now existing or arising in the future, including any and all judgments and/or awards to which they may become subject under any federal, state or local statute, rule, regulation or order, at common law or otherwise, arising out of or in connection with any and all claims which have been brought, or could have been brought, in the currently pending litigation captioned b-50.com, LLC v. Xformity, Inc., a Texas corporation, in the United States District Court for the Northern District of Texas, Dallas Division (the "B-50 Litigation"), including the factual basis and subject matter of such B-50 Litigation (the "Indemnified Claims").

       2.       Without in any way limiting the generality of the foregoing, the indemnity contained herein shall include any and all expenses, witness fees, damages, judgments, fines and amounts paid in settlement and any other amounts that either XML or XFM becomes legally obligated to pay because of any Indemnified Claim made against the Indemnitee or against Indemnitor. The expenses included in this B-50 Indemnity Agreement for which Indemnitees are entitled to recover shall include expenses incurred either by Indemnitee or by Indemnitor following the Closing Date of the Merger Agreement in connection with any Indemnified Claim.

       3.       All expenses incurred by Indemnitee for which indemnification hereunder is provided and after any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction, or a settlement shall have been consummated, Indemnitee shall forward to Indemnitor written notice of any sums due and owing by them pursuant to this B-50 Indemnity Agreement. Concurrently, Indemnitee shall forward written notice of any and all claim for indemnification to the Escrow Agent under the terms of that certain Holdback Escrow Agreement between XFM, XML and the Escrow Agent executed contemporaneously herewith.

       4.       Notwithstanding any provision to the contrary contained herein, any and all claims for indemnification made by Indemnitee against Indemnitor hereunder, including, without limitation, the Indemnified Claims, shall be solely satisfied and discharged under and controlled by the terms of the Holdback Escrow Agreement executed contemporaneously herewith, the terms and conditions whereof are incorporated herein by this reference; it being expressly understood that no further claim for a deficiency or otherwise shall be asserted or recovered against the Indemnitors beyond that which is permitted hereunder.

       5.       Miscellaneous Provisions.

              (a)       This B-50 Indemnity Agreement is binding upon, and shall inure to the benefit of, and be enforceable by the respective beneficiaries, representatives, successors and assigns of the parties hereto.

              (b)       Other than the Merger Agreement, this B-50 Indemnity Agreement contains the entire understanding of the parties with respect to the subject matter hereof. Nothing herein shall limit or affect the rights of the parties under the Merger Agreement; provided, however, that the limitations set forth in Section 4 hereof shall not be extended or in any way broadened by the terms and provisions of the Merger agreement, including, without limitation, any indemnification provisions set forth therein.

              (c)       This B-50 Indemnity Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

              (d)       This B-50 Indemnity Agreement, and any of the notices issued pursuant hereto, may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

              (e)       Article headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this B-50 Indemnity Agreement.

       IN WITNESS WHEREOF, this B-50 Indemnity Agreement has been duly executed and delivered by the duly authorized officers of XFM and XML, on the date first above written.
XFM:	XFORMITY, INC.
By:/s/ Mark Haugejorde
Name: Mark Haugejorde
Title: President
XML:	XML - GLOBAL TECHNOLOGIES, INC.
By:/s/ Sheldon Drobny
Name: Sheldon Drobny
Title: President